Exhibit 10.3

Exhibit E-1

LEASE AGREEMENT

(Single Tenant Net)

This Lease Agreement (this “Lease”) is made this                      day of                     , 2004, by and between ST. JOHN KNITS, INC., a California corporation (“Tenant”), and JS SJK L.P., a California limited liability company (“Landlord”), based upon the following facts:

RECITALS

A. Pursuant to that certain Purchase Agreement dated June 11, 2004, between Tenant, as Seller, and Landlord, as Buyer (the “Purchase Agreement”), Landlord has purchased that certain real property more particularly described on Exhibit “A” attached hereto (the “Land”) located at 17522 Armstrong in the City of Irvine, County of Orange, State of California, together with a building containing approximately 99,567 square feet of floor area, including tenant improvements (the “Building”), an exterior surface parking area (the “Parking Area”) and related exterior improvements, including, but not limited to, lighting, access rights and landscaping (the “Exterior Improvements”). The Land, the Building, the Parking Area and the Exterior Improvements are collectively called the “Premises.”

B. Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals (and those in the Purchase Agreement, all of which are incorporated herein by this reference) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE ONE: BASIC TERMS

Section 1.1 Lease Term: The term of this Lease (the “Term”) shall commence on the date (the “Commencement Date”) immediately following the Closing Date (as that term is defined in the Purchase Agreement) and expire on the last day of the 180th full calendar month thereafter (if the Commencement Date is not the first day of a calendar month, the last month of the initial Term shall include such additional days as may be required to cause the initial Term to end on the last day of a calendar month). The initial Term may be extended by Tenant for three (3) additional 60-month periods and one (1) additional 59-month period in accordance with Section 2.3.

Section 1.2 Permitted Uses: (See Article Five) General office, administrative, research and development, warehouse, distribution, manufacturing, assembly, retail and commercial uses as permitted by then existing law; provided, however, that Landlord’s prior written approval shall be required for any change in use that requires a variance or other change in then-current zoning.

Section 1.3 Vehicle Access and Parking: Subject to the terms of this Lease, Tenant shall be entitled to the exclusive use of the Premises and every part thereof, including, without limitation, all entranceways and driveways serving the Premises and the Parking Area for vehicle parking purposes and ingress and egress to and from the Premises; provided, however, the parties acknowledge that the Premises is subject to all matters of record as of the date hereof, including, without limitation, the terms of that certain Reciprocal Driveway Easement Agreement (the “REA”) recorded prior to or concurrently with the closing under the Purchase Agreement as specified therein (whereby the Premises is entitled to and encumbered by certain ingress and egress rights with certain adjacent premises as specified in the REA). All parking spaces shall be available to Tenant throughout the Term, 24 hours per day, free of charge.

Section 1.4 Rent and Other Charges Payable by Tenant:

(a) BASE RENT: For the initial 15-year Term, base rent (“Base Rent”) for the Premises shall be Sixty-Nine Thousand Six Hundred Ninety-Seven Dollars ($69,697) per month, subject to increase as set forth below. If Tenant exercises an option to extend the Term of this Lease pursuant to Section 2.3, monthly Base Rent for the first year of the applicable Option Term shall be determined as set forth in Section 2.3, and the same shall be subject to increase as set forth in Section 1.4(c), below (i.e., at the start of the 31st full calendar month following the commencement of the applicable Option Term).

(b) OTHER PERIODIC PAYMENTS: (i) Property Taxes (See Section 4.2); (ii) Utilities (See Section 4.3); (iii) Insurance Premiums (See Section 4.4)

(c) BASE RENT INCREASES: The monthly Base Rent shall be increased during the initial Term at the commencement of the 31st, 61st, 91st, 121st and 151st full calendar months following the Commencement Date (and, if Tenant exercises an option to extend, at the commencement of the 31st full calendar month following the commencement of the applicable Option Term) (each such date is hereinafter called a “Rental Adjustment Date”) in accordance with the increase in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (all items for the Los Angeles – Riverside – Anaheim area, 1982-1984 = 100) (the “Index”) as follows: The monthly Base Rent in effect immediately before each Rental Adjustment Date (the “Comparison Base Rent”) shall be increased by the percentage that the Index has increased from the date on which payment of the Comparison Base Rent began (the “Comparison Date”) through the end of the month in which the applicable Rental Adjustment Date occurs (each such period a “Rental Adjustment Period”); provided, however, that such increase for any Rental Adjustment Period shall be no less than 2.5% per annum, but no more than 4% per annum (except that such 4% annual cap shall be increased to a 5% annual cap at the end of the 10th full Lease year, that is, for the adjustments commencing with the adjustment at the start of the 151st month of the Term) on a compounded, cumulative basis. A numerical example of such Base Rent increase mechanism is provided in Exhibit “B” attached hereto. Landlord shall notify Tenant of each increase by a written statement. Tenant shall pay the new Base Rent from the applicable Rental Adjustment Date until the next Rental Adjustment Date. Landlord’s notice may be given not more than three (3) months after the applicable Rental Adjustment Date of the increase, and Tenant shall pay Landlord the accrued rental adjustment for the months elapsed between the effective date of the increase and Landlord’s notice of such increase within ten (10) days after Landlord’s notice. If the format or components of the Index are materially changed after the Commencement Date, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index in effect on the Commencement Date. The substitute index shall be used to calculate the increase in the Base Rent unless Tenant objects to such index in writing within fifteen (15) days after receipt of Landlord’s notice. If Tenant objects, Landlord and Tenant shall submit the selection of the substitute index for binding arbitration in accordance with Sections 2.3(d)(i) through 2.3(d)(v) (except the arbitrators shall determine the substitute index rather than the Option Rent). The costs of arbitration shall be borne equally by Landlord and Tenant.

Section 1.5. Addresses for Notices and Payments:

Address of Landlord: c/o Optima Asset Management, 1600 Dove Street, Suite 480, Newport Beach, CA 92660

Address of Tenant: 2722 Michelson Drive, Irvine, California 92612 Attention: CFO

Section 1.6. Security Deposit. Tenant shall deposit with Landlord upon execution hereof an amount equal to the first two months’ Base Rent as security for Tenant’s faithful performance of its obligations under the Lease (the “Security Deposit”). If a Default (as defined in Section 10.1) by Tenant occurs under this Lease, then during the continuance of such Default Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, expense, loss or damage that Landlord has suffered or incurred by reason thereof. If Landlord uses or applies all or any portion of the Security Deposit in accordance with the foregoing requirements, Tenant shall within ten (10) days after written request therefor deposit monies with Landlord sufficient to restore said Security Deposit to the full amount required by the Lease. The Security Deposit shall not bear interest and may be commingled with other funds of Landlord. Provided a Tenant Default is not then continuing under this Lease, the Security Deposit shall be returned to Tenant, without interest, within thirty (30) days after the expiration of Term.

ARTICLE TWO: LEASE TERM

Section 2.1 Lease of Premises For Lease Term. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.1 above and shall begin and end on the dates specified in Section 1.1 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The “Commencement Date” shall be the date specified in Section 1.1 above for the beginning of the Lease Term.

Section 2.2 Possession; Waiver of Distraint The parties acknowledge that Tenant is currently occupying the Premises and that Landlord shall be deemed to have delivered possession of the Premises to Tenant on the Commencement Date. Title to all of Tenant’s FF&E (as defined in Section 6.6, below) shall remain in Tenant and Tenant alone shall be entitled to claim depreciation therefor. Landlord hereby waives, releases and relinquishes any and all rights of distraint, levy, attachment or recourse to the FF&E. Although the foregoing waiver, release and relinquishment shall be self-operative without the necessity for any further instrument or document, Landlord hereby agrees to furnish Tenant or any vendor or other supplier under any conditional sale, chattel mortgage or other security arrangement, any consignor, and holder of reserved title or any holder of a security interest, upon written request from time to time, waivers reasonably satisfactory to Tenant of Landlord’s right to distraint, levy, attachment or recourse with respect thereto and exempting the same from distraint, levy, attachment or recourse.

Section 2.3 Options to Extend Term.

(a) Option Right. Landlord hereby grants to Tenant four (4) options to extend the Term as to the entire Premises for a period of 60 months each, except that the last option shall be for a period of 59 months (each of the foregoing option terms is referred to hereinafter as an “Option Term”), which options shall be exercisable by written notice delivered by Tenant to Landlord as provided below. Upon the exercise of any such option to extend, the then-existing Term shall be extended for a period of 60 months (59 months for the last option) on the same terms and conditions as set forth in this Lease, except that monthly Base Rent for the first year of the Option Term shall be determined as set forth below.

(b) Option Rent. The annual Base Rent payable by Tenant for the first year of any Option Term shall be equal to 95% of the “Fair Market Rental Rate,” as that term is defined in Section 2.3(e), below, but in no event shall the annual Base Rent payable by Tenant for the first year of any Option Term be less than the annual Base Rent in effect immediately prior to the start of such Option Term. The Base Rent payable throughout the Option Term, including during the first year, is referred to hereinafter as the “Option Rent.” The monthly Option Rent determined for the first year of an Option Term shall subject to increase at the start of the 31st full calendar month during such Option Term in accordance with the Base Rent increase procedures set forth in Section 1.4(c).

(c) Exercise of Option. The options contained in this Section 2.3 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (the “Option Interest Notice”) to Landlord not more than 12 months or less than 9 months prior to the expiration of the initial Term or the immediately preceding Option Term, as the case may be, stating that Tenant is interested in exercising its option for the Premises; (ii) Landlord, after receipt of the Option Interest Notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than 30 days after Tenant’s Option Interest Notice, setting forth Landlord’s determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the later of (A) the date occurring 6 months prior to the expiration of the initial Term or immediately preceding Option Term, as applicable, and (B) the date occurring thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering written notice thereof to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.3(d) below. Additionally, if Tenant has not previously delivered the Option Interest Notice, Tenant may nonetheless irrevocably exercise the option by delivering written notice thereof to Landlord at any time on or before the date occurring 6 months prior to the expiration of the initial Term, or immediately preceding Option Term, as applicable, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.3(d) below.

(d) Determination of Fair Market Rental Rate. If Tenant timely and appropriately objects to the Fair Market Rental Rate, Landlord and Tenant shall attempt to agree upon the Fair Market Rental Rate, using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement on or before the date which is five (5) months prior to the expiration of the Term or the immediately preceding Option Term, as applicable (each such date, an “Outside Agreement Date”), then each party shall make a separate determination of the Fair Market Rental Rate within five (5) business days after the applicable Outside Agreement Date, and such determinations shall be exchanged with each other in sealed envelopes at a meeting held within two (2) business days after such 5-business day period. If neither party accepts the other’s determination of the Fair Market Rental Rate, and if Tenant at that time fails to rescind its option to renew (which Tenant shall have the right to do by notice to Landlord given prior to submittal to arbitration), then such determinations of the Fair Market Rental Rate shall be submitted to arbitration in accordance with Sections 2.3(d)(i) through 2.3(d)(v) below.

(i) Landlord and Tenant shall each appoint one arbitrator who shall be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial industrial properties in the Irvine area in which the Premises is located. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate is the closest to the actual Fair Market Rental Rate, as determined by the arbitrators, taking into account the requirements of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

(ii) The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth in Section 2.3(d)(i) for qualification of the two Advocate Arbitrators except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

(iii) The three (3) arbitrators shall within thirty (30) days of the appointment of the Neutral Arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate, and shall notify Landlord and Tenant thereof. Whichever Fair Market Rental Rate is selected by the arbitrators shall become the then applicable Fair Market Rental Rate. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(iv) If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of Orange County to appoint such Advocate Arbitrator subject to the criteria in Section 2.3(d)(i), or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

(v) If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Los Angeles County to appoint the Neutral Arbitrator, subject to the criteria in Section 2.3(d)(i), or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator (or if no judge having jurisdiction is willing to act, the Judicial Arbitration and Mediation Service located closest to the Premises). The cost of the arbitration shall be paid by Landlord and Tenant equally.

(e) Fair Market Rental Rate. The “Fair Market Rental Rate” shall be equal to the annual Base Rent, at which tenants, as of the commencement of the applicable Option Term, are, pursuant to brokered transactions completed within the twelve (12) month period prior to the exercise of the applicable option, leasing non-renewal, non-equity, non-affiliated space for a comparable use (based on the use to which Tenant is then putting the Premises) that is comparable in size, location and quality to the Premises, for a similar lease term, in an arms length transaction, which comparable space is located in the Irvine area (“Comparable Transactions”), taking into consideration all monetary and non-monetary concessions, if any, being granted such tenants in connection with such Comparable Transactions and the financial condition and credit history of Tenant and the other tenants in such Comparable Transactions, and taking into account the fact that rental increases during the Option Term are already provided for in this Lease, but excluding the value of any improvements installed or paid for by Tenant.

Section 2.4 Holding Over. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease. If Tenant does not vacate the Premises upon the expiration or earlier termination of the Lease, as the same may be extended as provided above, and Landlord thereafter accepts rent from Tenant, Tenant’s occupancy of the Premises shall be a “month-to-month” tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy except that the monthly Base Rent shall be increased for the first 60 days of holdover to 110% of the monthly Base Rent in effect at the end of the Term and thereafter to 125% of the monthly Base Rent in effect at the end of the Term (in each case prorated on a daily basis for holdovers of partial months).

ARTICLE THREE: BASE RENT

Section 3.1 Time and Manner of Payment. Upon the Commencement Date, Tenant shall pay Landlord the Base Rent in the amount stated in Section 1.4 above for the first month of the Lease Term, prorated for any partial month. On the first day of the second month of the Lease Term and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand except as otherwise provided herein. Base Rent shall be payable at Landlord’s address or at such other place as Landlord may designate in writing.

Section 3.2 Late Charge. If Tenant fails to pay any installment of Base Rent or any other payment for which Tenant is obligated to pay Landlord under this Lease within five (5) business days following written notice of such failure, then Tenant shall pay to Landlord as additional rent a late charge equal to three percent (3%) of the amount due to compensate Landlord for the extra costs incurred as a result of such late payment. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant.

ARTICLE FOUR: OTHER CHARGES PAYABLE BY TENANT

Section 4.1 Additional Rent. All charges payable by Tenant under this Lease other than Base Rent are called “Additional Rent”. Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due on the later of (i) fifteen (15) days after receipt of Landlord’s invoice or statement therefor, or (ii) the next monthly installment of Base Rent. The term “rent” shall mean Base Rent and Additional Rent.

Section 4.2 Property Taxes.

(a) Real Property Taxes. Tenant shall pay all real property taxes on the Premises during the Term. Subject to Section 4.2(d) below, such payment shall be made prior to the penalty date for such taxes. At Landlord’s request, Tenant shall furnish Landlord with satisfactory evidence that the real property taxes have been paid. Landlord shall reimburse Tenant for any real property taxes paid by Tenant covering any period of time after the Term. If Tenant fails to pay the real property taxes when due, or if Tenant fails to timely furnish Landlord with satisfactory evidence that the real property taxes have been paid as set forth above, Landlord may, after fifteen (15) days prior notice to Tenant and Tenant’s failure to pay the real property taxes and furnish Landlord with satisfactory evidence of such payment within such 15-day period, pay the taxes and Tenant shall reimburse Landlord for the amount of such tax payment as Additional Rent.

(b) Definition of Real Property Tax. “Real property tax” means: (i) any fee, license fee, license tax, business license fee, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Premises; and (ii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Premises by any governmental agency. “Real property tax” does not, however, include Landlord’s federal or state income, franchise, inheritance or estate taxes, any tax on Landlord’s right to receive, or the receipt of, rent or income from the Premises or against Landlord’s business of leasing the Premises, all of which excluded taxes shall be the responsibility of Landlord. All real property taxes and assessments shall be paid over the longest installment period generally available (i.e., available to taxpayers upon whom such assessments are imposed without penalty or default) unless Tenant elects to pay same over a shorter installment period.

(c) Personal Property Taxes. Tenant shall pay in a timely manner all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall try to have its personal property taxed separately from the Premises.

(d) Tenant’s Right to Contest Taxes. Tenant may attempt to have the assessed valuation of all or part of the Premises or Tenant’s personal property reduced or may initiate proceedings to contest the real property taxes or personal property taxes or may seek to obtain one or more real property tax or personal property tax credits in connection with the Premises or its operations at the Premises. If requested by Tenant, Landlord shall cooperate with Tenant in such matters. If required by law, Landlord shall join in any proceedings brought by Tenant. However, Tenant shall pay all costs of the proceedings. If Tenant does not pay real property taxes when due and contests such taxes, Tenant shall not be in default under this Lease for nonpayment of such taxes if Tenant posts bond from an admitted surety in the amount necessary to protect the Premises from the lien of the unpaid taxes; provided, however, that if applicable law or Landlord’s lender requires that the taxes being contested by Tenant be paid (under protest) during such contest, then Tenant shall make such payment (under protest). The amount of such bond shall be sufficient to pay the real property taxes plus a reasonable estimate of the interest, costs, charges and penalties which may accrue if Tenant’s action is unsuccessful. The bond made shall be applied to the real property taxes due, as determined at such proceedings (or upon Tenant’s earlier payment of taxes under protest or otherwise), with any excess being disbursed to Tenant. Upon the final determination of any proceeding or contest, Tenant shall immediately pay the taxes due, together with all costs, charges, interest and penalties incidental to the proceedings. If Tenant’s contest of taxes results in a reimbursement by one or more taxing authorities of some or all of the tax payments previously made by Tenant under this Lease, or a credit to Tenant against future tax payments, Tenant shall be entitled to the full amount of such reimbursement or credit.

Section 4.3 Utilities. Tenant shall pay before delinquency, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services used at the Premises or supplied to the Premises at Tenant’s request. In case of a failure or interruption in utilities or services to the Premises, Landlord shall fully cooperate with Tenant (and no out-of-pocket cost to Landlord unless the failure or interruption was caused by Landlord’s negligence or willful misconduct) to have the interrupted utilities/services restored.

Section 4.4 Indemnity and Insurance.

(a) Tenant’s Indemnity. Tenant shall indemnify, defend (with attorneys reasonably satisfactory to Landlord), and hold Landlord and its representatives, agents, owners, employees and contractors (collectively, “Landlord Parties”) harmless from and against any and all claims or liability for bodily injury to or death of any person or damage to any property arising out of the use of the Premises by Tenant or Tenant Parties (as defined in Section 5.3(a)) or from the conduct of Tenant’s business, or from any activity, work, or thing done or permitted by Tenant or Tenant Parties in or about the Premises, except:

(i)	claims and liabilities occasioned in whole or in part by the negligent acts or omissions of Landlord or Landlord Parties; or

(ii)	claims and liabilities for property damage addressed in Section 4.4(d) entitled “Mutual Waiver of Claims.”

Such indemnity shall include all reasonable costs, attorney’s fees and expenses incurred in the defense of any such claim or any action or proceeding brought thereon. This indemnity will be applicable to a claim only if Landlord:

(i)	notifies Tenant of the claim or liability in writing within sixty (60) days after the Landlord receives written notice of the claim or liability;

(ii)	permits Tenant to defend or settle against the claim or liability, so long as Landlord is released from any and all liability as a result of any such settlement; and

(iii)	cooperates with Tenant in any defense of settlement against the claim or liability.

(b) Landlord’s Indemnity. Landlord shall indemnify, defend (with attorneys reasonably satisfactory to Tenant), and hold Tenant and Tenant Parties harmless from and against any and all claims or liability for bodily injury to or death of any person or damage to any property arising out of any activity, work, or thing done by Landlord or Landlord Parties in or about the Premises, except:

(i)	claims and liabilities occasioned in whole or in part by the negligent acts or omissions of Tenant or Tenant Parties; or

(ii)	claims and liabilities for property damage addressed in Section 4.4(d) entitled “Mutual Waiver of Claims.”

Such indemnity shall include all reasonable costs, attorney’s fees and expenses incurred in the defense of any such claim or any action or proceeding brought thereon. This indemnity will be applicable to a claim only if Tenant:

(i)	notifies Landlord of the claim or liability in writing within sixty (60) days after the Tenant receives written notice of the claim or liability;

(ii)	permits Landlord to defend or settle against the claim or liability, so long as Tenant is released from any and all liability as a result of any such settlement; and

(iii)	cooperates with Landlord in any defense of settlement against the claim or liability.

(c) Liability Insurance. Tenant, at Tenant’s own cost and expense, will provide and keep in full force and effect during the term of this Lease, commercial general liability insurance with limits of not less than Two Million Dollars ($2,000,000) covering bodily injury to persons, including death and loss of or damage to real and personal property. Such insurance may be provided under Tenant’s blanket public liability insurance policy. During the term of the Lease, Landlord and Landlord’s lender (“Landlord’s Lender”) shall be named as an additional insured under such insurance. A certificate evidencing such insurance coverage shall be delivered to Landlord not less than fifteen (15) days after the commencement of the Term hereof. Such certificate of insurance will provide for at least ten (10) days advance notice in the event of cancellation or material modification of its terms.

(d) Mutual Waiver of Claims. Landlord and Tenant do each herewith and hereby release and relieve the other, and waive their claim of recovery for loss or damage to property arising out of or incident to fire, lightning or other insurable perils, to the extent covered by insurance maintained by Landlord or Tenant (or the insurance required to be maintained hereunder), whether or not such loss or damage is due to the negligence of Landlord or Tenant, Landlord Parties or Tenant Parties, or their agents, employees, guests, licensees, invitees or contractors.

(e) Mutual Waiver of Subrogation. Each of Landlord and Tenant shall use their commercially reasonable best efforts to have their respective insurance carriers to waive all rights of subrogation against the other party hereto to the extent of Landlord’s or Tenant’s undertaking set forth in Section 4.4(a) or 4.4(b) and Section 4.4(d).

(f) Property Insurance. Tenant shall, at Tenant’s expense, procure and maintain at all times during the term of this Lease a policy or policies of insurance covering loss or damage to the Premises and the tenant improvements in the Premises (exclusive of Tenant’s trade fixtures, equipment and other personal property) in the amount of the full replacement value thereof including cost associated with “civil or ordinance of law”, without depreciation or deduction (and such insurance may provide for a commercially reasonable deductible, the parties hereby agreeing that Tenant’s deductibles in place as of the date of execution of the Purchase Agreement are commercially reasonable), providing protection against all perils included in a Causes of Loss - Special Form (commonly known as “All-Risk”) policy and, if the Premises are in a flood zone, flood insurance. All insurance shall provide for payment of loss thereunder to

Landlord, Landlord’s Lender and Tenant as their respective interests may appear. Such insurance policies may be carried under blanket policies covering other properties of Tenant and/or its affiliates so long as such blanket policies provide insurance at all times for the Premises as required by this Lease, and shall provide that such policies may not be canceled without at least ten (10) days prior written notice to Landlord. All policies of insurance required to be carried by Tenant or Landlord under this Lease shall be maintained with insurance companies qualified to do business in California holding a General Policyholders Rating of “B+” and a Financial Rating of “VII” or better, as set forth in the most current issue of Best’s Insurance Guide or a BBB financial strength rating by Standard and Poor’s.

(g) Workers Compensation Insurance. Tenant shall at all times carry workers compensation insurance as required by law.

(h) Earthquake and Flood. If required by Landlord’s lender because the Probable Magnitude of Loss on the Premises exceeds 20% of the full replacement cost of the Premises, then Tenant shall obtain and maintain earthquake insurance coverage on the Premises (with such deductibles as Tenant may deem reasonable) to the extent such coverage is commercially available. If required by Landlord’s lender because the Premises are in a flood zone, Tenant shall maintain flood insurance on the Premises (with such deductibles as Tenant may deem reasonable).

(i) Landlord’s Insurance. Within fifteen (15) days after written notice from Tenant to Landlord given from time to time during the Term, Landlord shall notify Tenant of the insurance premium cost (the “Cost Notice”) to Landlord to obtain (i) commercial general liability insurance with limits specified by Tenant covering Landlord (and Tenant as an additional insured) against bodily injury to persons, including death and loss of or damage to real and personal property, and/or (ii) rental loss insurance covering the Base Rent and additional rental payable under this Lease over a one (1) year period. Within fifteen (15) days after receiving the Cost Notice, Tenant may elect to direct Landlord to obtain some or all of such insurance at Tenant’s cost (and in that regard, Tenant shall reimburse Landlord within thirty (30) days after receipt of Landlord’s statement or invoice for the insurance premium cost of obtaining same, which statement or invoice shall be accompanied by reasonable evidence of the amounts owing). A certificate evidencing such insurance coverage shall be delivered to Tenant not less than fifteen (15) days after Tenant’s election to have Landlord obtain such insurance, which certificate of insurance will provide for at least ten (10) days advance notice in the event of cancellation. If Tenant elects to have Landlord obtain such insurance, Tenant may thereafter notify Landlord that Tenant no longer desires Landlord to maintain such insurance at Tenant’s cost, in which case Tenant shall not be obligated to reimburse Landlord for insurance premiums applicable to time periods beyond the expiration date of the applicable policy(ies) obtained by Landlord at Tenant’s request as provided above.

ARTICLE FIVE: USE OF PREMISES

Section 5.1 Permitted Uses. Tenant may use the Premises for some or all of the Permitted Uses set forth in Section 1.6 above.

Section 5.2 Manner of Use. Tenant shall not use the Premises in any way which constitutes a violation of any law, ordinance, or governmental regulation or order regulating the manner of use by Tenant of the Premises or which constitutes a public nuisance; provided, however, that (A) Tenant’s violation of, or failure to comply with, applicable laws regulating Tenant’s employment practices shall not be considered a default under this Section 5.2 unless a governmental entity brings or threatens in writing to bring action against Landlord as a result of such violation or failure; (B) Tenant shall not be deemed in default under this Section 5.2 to the extent that the particular violation or compliance in question would be remedied or performed, as the case may be, by Landlord’s discharge of its obligations under other specific provisions of this Lease; and (C) Tenant’s obligations with respect to Hazardous Materials shall be governed exclusively by Section 5.3. Tenant shall have no obligation to comply with applicable laws to the extent that the particular violation or compliance in question would be remedied or performed, as the case may be, by Landlord’s discharge of its obligations under other specific provisions of the Lease. Tenant shall have the right to contest by appropriate legal proceedings the validity of any law, ordinance, order, rule, regulation or requirement of the nature herein described.

Section 5.3 Hazardous Materials.

(a) Use. Except as (i) used by Tenant to carry out its obligations under the terms of this Lease or (ii) used in connection with Tenant’s intended use of the Premises, Tenant shall not generate, release, store, treat, or dispose of Hazardous Materials on the Premises without the prior written consent of Landlord. With regard to Hazardous Materials that Tenant proposes to use on the Premises for purposes other than those identified in (i) or (ii) above, Landlord shall, taking into account such factors as Landlord may reasonably determine to be relevant, promptly grant or withhold consent to the proposed use of Hazardous Materials. Landlord’s consent shall not be unreasonably withheld. Notwithstanding (i) above, all use by Tenant, Tenant’s subsidiaries and affiliates (“Tenant Affiliates”), Tenant Venturers (as defined in Section 9.5) or Tenant’s representatives, agents, employees, business invitees, consultants, contractors and subtenants (collectively, and including Tenant Affiliates and Tenant Venturers, “Tenant Parties”) of Hazardous Materials on the Premises shall be carried out in strict compliance with applicable federal, state, and local laws, ordinances, and regulations.

(b) Indemnification. Tenant shall indemnify, defend, and hold harmless Landlord from any and all claims of liability asserted against Landlord and Landlord Parties by a third party, including without limitation any agency or instrumentality of the federal, state, or local government, for bodily injury, including death of a person, physical damage to or loss of use of property, or cleanup activities (remedial or removal) arising out of or relating to the release, or threat of release, of a Hazardous Material existing at or emanating from the Premises, to the extent caused by Tenant or Tenant Parties during or prior to the Term of this Lease, or to the extent caused by any third party other than Landlord or Landlord Parties during the Term (provided, however, that Tenant shall have no indemnification obligations, and no liability under this Lease, with respect to the migration of any Hazardous Material on or under the Premises from adjacent properties). Other than those matters for which Tenant is obligated to indemnify Landlord, Landlord shall indemnify, defend, and hold harmless Tenant from and against any and all claims of liability asserted against Tenant by a third party, including without limitation any agency or instrumentality of the federal, state, or local government, for bodily injury, including death of a person, physical damage to or loss of use of property, or cleanup activities (remedial or removal) arising out of or relating to the release or threat of release of any Hazardous Material existing at or emanating from the Premises to the extent caused by Landlord or Landlord Parties during or after the Term of this Lease or to the extent caused by any third party other than Tenant or Tenant Parties with respect to the migration of any Hazardous Material on or under the Premises from adjacent properties. Neither party shall be required to indemnify, defend or hold harmless the other for any Hazardous Material existing at or emanating from the Premises prior to the Term of this Lease due to the acts or omissions of a third party; provided, however, that Landlord and Tenant each shall have the right (and each party shall reasonably cooperate with the other in that regard) to enforce for its own benefit the terms of the environmental indemnification/remediation provisions set forth in or implemented pursuant to (a) Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions between Baxter Healthcare Corporation and Tenant dated March 12, 1996, and (b) Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions between Baxter Healthcare Corporation and Tenant dated January 15, 1996 (collectively, the “Environmental Indemnity Agreements”) covering certain existing Hazardous Material contamination and remediation currently taking place at the Premises.

(c) Investigation and Remediation. Tenant shall promptly, at Tenant’s expense, take all investigatory and/or remedial action required by governmental entities having jurisdiction for the cleanup of any contamination of the Premises pertaining to or involving any Hazardous Materials for which Tenant is required to indemnify Landlord as described above. Landlord shall cooperate (at no out-of-pocket cost to Landlord) in any such activities at the request of Tenant. Landlord shall promptly, at Landlord’s expense, take all investigatory and/or remedial action required by governmental entities having jurisdiction for the cleanup of any contamination of the Premises, pertaining to or involving any Hazardous Materials for which Landlord is required to indemnify Tenant as described above. Tenant shall cooperate (at no out-of-pocket cost to Tenant) in any such activities at the request of Landlord, including allowing Landlord and Landlord’s agents to have reasonable access to the Premises at reasonable times in order to carry out Landlord’s investigative and remedial responsibilities.

(d) Definition. For purposes of this Section 5.3, the term “Hazardous Materials” shall mean any dangerous waste, hazardous waste, or hazardous substances as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act as amended (42 U.S.C. § 6901 et seq.), or similar state statutes, as amended.

Section 5.4 Landlord’s Access. Subject to the security requirements of Tenant and governmental security regulations, Landlord may enter the Premises at all reasonable times to show the Premises to potential buyers, investors or (during the last 6 months of the Term) tenants, to inspect the Premises, or to discharge Landlord’s obligations as permitted or required under this Lease; provided, however, any such entry into the Premises by Landlord shall be performed in a manner so as not to interfere with Tenant’s use of, or ingress or egress to, the Premises and, at Tenant’s election, shall be in the company of a representative of Tenant. Landlord shall give Tenant at least 48 hours’ prior notice of such entry, except in the case of an emergency. Any work performed in connection with such entry shall be performed in a good and workmanlike manner and with due diligence so as not to interfere with Tenant’s use of the Premises. No work shall result in a diminution of Tenant’s floor area, and Landlord shall not store any materials in the Premises. After completion of any such work, Landlord shall restore the Premises as closely as possible to the condition existing immediately prior to the commencement of such work. Any proprietary information obtained by Landlord as a result of such entry shall be kept strictly confidential.

Section 5.5 Quiet Enjoyment. So long as this Lease is not terminated following a default by Tenant, Landlord covenants that Tenant shall have the right to occupy and enjoy the Premises for the full Lease Term on all the terms and provisions of this Lease.

ARTICLE SIX:

CONDITION OF PREMISES; MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.1 Existing Conditions. Tenant shall accept the Premises subject to all recorded matters, laws, ordinances, and governmental regulations; provided, however, that Tenant shall have the right to approve in advance any restrictions or encumbrances hereafter placed against the Premises which decrease Tenant’s rights or increase Tenant’s obligations under this Lease, and Landlord shall not place any such restrictions or encumbrances against the Premises without such prior approval by Tenant.

Section 6.2 Landlord’s Obligations. Without limitation on the provisions of Sections 5.2, 5.3, 6.3(b), 6.3(c), Article Seven (Damage or Destruction) and Article Eight (Condemnation), Landlord shall maintain and repair (and replace, as necessary) throughout the Term of this Lease, at Landlord’s expense, all structural elements of the Premises, including without limitation the foundation, structural columns, footings, exterior walls, slab and structural portions of the roof, as well as subterranean elements of the Land (including sinkholes) and re-asphalting (if necessary) of the Parking Area (as opposed to slurry sealing, which shall be Tenant’s responsibility), except to the extent that the need for such maintenance and repairs are caused by the negligence or willful misconduct by Tenant or Tenant Parties, in which case Tenant shall be responsible for such maintenance and repairs except to the extent the same are covered by insurance maintained by Landlord. If Landlord fails to maintain or repair the Premises as required by this Section 6.2 or fails to discharge its obligations under any other provisions of this Lease, Tenant may, without limitation on its other rights or remedies, upon ten (10) business days’ prior notice to Landlord (and Landlord’s failure to commence the maintenance or repair in question within such time and thereafter diligently pursue such repair, replacement or maintenance to completion), perform such maintenance or repair or other obligation on behalf of Landlord. In such case, Landlord shall reimburse Tenant for all reasonable costs incurred in performing such maintenance or repair within thirty (30) days after Tenant’s statement or invoice therefore plus an administrative charge of 10% of such invoice amount, which statement or invoice shall be accompanied by reasonable evidence of the amounts owed. All work done by Landlord shall be done in a good and workmanlike manner, by reputable, licensed and insured contractors, using quality materials and workmanship commensurate with the condition of the Premises. In performing such work, but subject to Section 6.3(b) below, Landlord shall be solely responsible for compliance with all Applicable Requirements as defined below, as well as alterations, additions and requirements of the Americans With Disabilities Act, OSHA, and similar State and local requirements, the local Air Quality Management District, requirements of the local building authorities, fire officials, insurance underwriters and all other public entities having jurisdiction.

Section 6.3 Tenant’s Obligations.

(a) General. Except for Landlord’s obligations under Section 6.2, 6.3(b), 6.3(c) or as provided elsewhere in this Lease, Tenant shall at Tenant’s expense keep all portions of the Premises in good order, condition and repair, including the landscaping, irrigation, Parking Area (including ingress and egress, slurry surfacing, striping, lighting and directional signs), the roof membrane, gutters, drains, HVAC, telecommunications, electrical, mechanical, plumbing, fire sprinklers. If Tenant fails to maintain or repair the Premises as required by this Section 6.3, Landlord may, without limitation on its other rights or remedies, upon ten (10) business days’ prior notice to Tenant (and Tenant’s failure to commence the maintenance or repair in question within such time and thereafter diligently pursue such repair, replacement or maintenance to completion), enter the Premises and perform such maintenance or repair on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all reasonable costs incurred in performing such maintenance or repair within thirty (30) days after Landlord’s statement or invoice therefore plus an administrative charge of 10% of such invoice amount, which statement or invoice shall be accompanied by reasonable evidence of the amounts owed. All work done by Tenant shall be done in a good and workman like manner, by reputable, licensed and insured contractors, using quality materials and workmanship commensurate with the first class condition of the Premises. In performing such work, but subject to Section 6.3(b) below, Tenant shall be solely responsible for compliance with all Applicable Requirements as defined below, as well as alterations, additions and requirements of the Americans With Disabilities Act, OSHA, and similar State and local requirements, the local Air Quality Management District, requirements of the local building authorities, fire officials, insurance underwriters and all other public entities having jurisdiction.

(b) Capital Expenditures to Comply With New Laws. If applicable laws, covenants or restrictions of record, building codes, regulations and ordinances (“Applicable Requirements”) in effect on the Commencement Date are changed, or if new Applicable Requirements are enacted after the Commencement Date, so as to require during the Term of this Lease the construction of an addition to or an alteration of the Building or Premises or other physical modification of the Building or Premises (“Capital Expenditure”), Landlord and Tenant shall allocate the cost of such work as follows: If such Capital Expenditure is required as a result of the specific and unique use of the Premises by Tenant as compared with uses by tenants in general, Tenant shall be fully responsible for the cost thereof, provided, however that if such

Capital Expenditure is required during the last two (2) years of this Lease and the cost thereof exceeds six (6) months’ Base Rent, Tenant may instead terminate this Lease unless Landlord notifies Tenant, in writing, within ten (10) days after receipt of Tenant’s termination notice that Landlord has elected to pay the difference between the actual cost thereof and the amount equal to six (6) months’ Base Rent. If Tenant elects termination, Tenant shall deliver to Landlord written notice specifying a termination date at least sixty (60) days thereafter. If such Capital Expenditure is not the result of the specific and unique use of the Premises by Tenant (for example, but not limited to, governmentally mandated seismic modifications), then Landlord shall promptly make the Capital Expenditure and the cost thereof shall be prorated between Landlord and Tenant and Tenant shall only be obligated to pay, each month during the remainder of the then existing Term of this Lease, on the date on which Base Rent is due, an amount equal to the product of multiplying the cost thereof by a fraction, the numerator of which is one, and the denominator of which is the number of months of the useful life of such Capital Expenditure as such useful life is determined by general accepted real estate accounting practices (in no event less than 10 years), with Tenant reserving the right to prepay its obligation at any time; provided, however, that if such Capital Expenditure is required during the last year of this Lease and if Landlord or Tenant reasonably determines that it is not economically feasible to pay its share thereof, Landlord or Tenant shall have the option to terminate this Lease upon ninety (90) days prior written notice to the other unless the other party commits, in writing, within ten (10) business days after receipt of the termination notice, that it will pay for such Capital Expenditure (however, if Landlord seeks to terminate under the preceding clause, Tenant may exercise its option to extend the Term, if available, within thirty (30) days of Landlord’s notice to prevent such termination). If Landlord does not elect to terminate, and fails to tender its share of any such Capital Expenditure, Tenant may, without limitation on any other rights or remedies, advance such funds and deduct same (together with interest at 5% above the then existing Bank of America, Los Angeles, “prime rate”) from Rent until Landlord’s share of such costs have been fully paid. If the balance of the Rent due and payable for the remainder of this Lease is not sufficient to fully reimburse Tenant on an offset basis, Tenant shall have the right, in addition to any other rights and remedies, to terminate this Lease upon thirty (30) days written notice to Landlord. It is the intent of the parties that the above provisions shall apply only to newly enacted or new changes to Applicable Requirements after the Commencement Date. If, for example, Tenant elects to make modifications to the Premises which trigger the requirement that additional modifications be made to comply with ADA requirements existing on the Commencement Date, such additional modifications would not be the result of newly enacted or new changes to Applicable Requirements and thus would be the responsibility of Tenant.

(c) Replacement of Basic Elements. Subject to the later provisions hereof, Tenant’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in as good operating order and condition as on the Commencement Date, ordinary wear and tear, casualty and condemnation excepted. As used herein, the term “Basic Elements” shall mean all of the Building’s basic systems and equipment, including, without limitation, (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation systems, (v) roof membrane, covering and drains, (vi) electrical systems, (vii) plumbing systems, (viii) mechanical systems, if any, and (ix) life-safety systems. If any of the Basic Elements require repair but cannot be repaired other than at a cost which in is excess of 25% of the cost of replacing such Basic Element, then such Basic Element shall be replaced by Landlord, and the cost thereof shall be prorated between Landlord and Tenant and Tenant shall only be obligated to pay, each month during the remainder of the then existing Term of this Lease, on the date on which Base Rent is due, an amount equal to the product of multiplying the cost of such replacement by a fraction, the numerator of which is one, and the denominator of which is the number of months of the useful life of such replacement as such useful life as determined in accordance with general accepted real estate accounting practices (in no event less than 10 years), with Tenant reserving the right to prepay its obligation at any time.

Section 6.4 Alterations, Additions, and Improvements. Tenant shall not make any alterations, additions, or improvements to the Premises (“Alterations”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, except that Landlord’s consent shall not be required for non-structural Alterations (including, without limitation, painting, carpeting, moving low voltage communications cables and any other non-structural Alterations) which cost in the aggregate for any one project less than One Hundred Thousand Dollars ($100,000) and which do not materially adversely affect the Building systems or the Building structure. All Alterations shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations. All Alterations done by Tenant shall be done in a good and workmanlike manner by duly licensed and insured contractors and in compliance with all laws. Tenant shall give Landlord at least ten (10) days prior written notice of the expected work commencement date of any Alterations which require Landlord’s consent.

Section 6.5 Condition upon Termination. Upon termination of this Lease, Tenant shall surrender the Premises to Landlord, broom clean and in substantially the same condition as on the Commencement Date (or, if Tenant has extended the Term, in the same condition as on the commencement of the most recent Option Term, as applicable), except for (i) ordinary wear and tear, (ii) damage due to casualty or condemnation, (iii) damage or matters which are Landlord’s obligation to repair under this Lease, and (iv) Alterations which Landlord is not entitled to require Tenant to remove as described below (all or some of which Tenant may elect to leave at the Premises or shall be entitled to remove at the end of the Term). In addition, Tenant shall remove from the Premises within 30 days after expiration of the Term (and shall continue to be liable for rent until such items are removed and possession of the Premises is restored to Landlord as required herein) all of Tenant’s furniture, trade fixtures, machinery and equipment, furnishings, signs, inventory and any and all other items of personal property including, without limitation, any materials or equipment that Tenant has installed for use in connection with Tenant’s business processes (such as intercom systems, security systems, computer equipment, table or floor lamps, microwave ovens, refrigerators, stand-alone heaters or fans, knitting machines and equipment, teleconferencing systems, telecommunication equipment, electrical devices and the like (collectively, the “FF&E”). Notwithstanding the foregoing, in no event shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property) without replacing the same with materials or equipment of equal or better quality: power wiring or power panels; inset or recessed lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners and other heating or air conditioning equipment that are not portable; plumbing or sanitary equipment; or fencing or security gates. Landlord may require Tenant to remove Alterations installed by Tenant during the Term if, and only if, Landlord’s consent was required for such Alterations during the Term and Landlord informed Tenant in writing at the time of such consent that Landlord would require removal of same at the end of the Term. All Alterations, if any, which Landlord is permitted to require Tenant to remove hereunder but which Landlord does not require Tenant to remove (and which Tenant does not otherwise elect to remove) shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease. Tenant shall repair, at Tenant’s expense, any damage to the Premises caused by Tenant’s removal of Alterations and FF&E; provided, however, that Tenant shall not be required to repaint the Premises or patch immaterial wall or floor penetrations.

ARTICLE SEVEN: DAMAGE OR DESTRUCTION

Section 7.1 Landlord’s Obligation to Rebuild. If the Premises or any portion thereof is damaged or destroyed by fire or other casualty (a “Casualty”), Tenant shall as soon as reasonably practicable thereafter give notice thereof to Landlord, and Landlord shall thereafter repair the Premises as set forth in Section 7.5 unless Landlord or Tenant has the right to terminate this Lease as hereinafter provided and Landlord or Tenant elects to so terminate.

Section 7.2 Landlord’s Right to Terminate. Landlord shall have the right to terminate this Lease following a Casualty if any of the following occurs: (i) insurance proceeds (together with any additional amounts Tenant elects, at its option, to contribute) are not available to Landlord to pay the cost to repair the Premises, (ii) Landlord’s independent architect determines that the Premises cannot, with reasonable diligence, be repaired by Landlord to a substantially similar condition as existed prior to such Casualty (or cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, Hazardous Materials not caused by Landlord, earthquake faults and other similar dangers) within 360 days after the date of such Casualty, or (iii) the Premises is destroyed or materially damaged during the last twelve (12) months of the Lease Term and an independent architect selected by Landlord and reasonably approved by Tenant (“Landlord’s Architect”) determines (which determination shall be made and forwarded to Tenant promptly after such Casualty) such damage will require more than sixty (60) days to repair. If Landlord elects to terminate this Lease following a Casualty pursuant to this Section 7.2, Landlord shall give Tenant written notice of its election to terminate within thirty (30) days after Landlord has knowledge of such Casualty, and this Lease shall terminate effective as of the date of such notice; provided, however, that Tenant may nevertheless elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Premises and shall pay the cost of such repairs, except that Landlord shall deliver to Tenant on a commercially reasonable construction draw basis any insurance proceeds received by Landlord or Landlord’s Lender for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord’s termination notice.

Section 7.3 Tenant’s Right to Terminate. Tenant shall have the right to terminate this Lease following a Casualty if any of the following occurs: (i) Landlord’s Architect determines (which determination shall be made and forwarded to Tenant promptly after such Casualty) that the Premises cannot, with reasonable diligence, be repaired by Landlord to a substantially similar condition as existed prior to such Casualty (or cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, Hazardous Materials, earthquake faults and other similar dangers) within 360 days after the date of such Casualty and the Casualty materially adversely impacts Tenant’s use of a material portion of the Premises, or (ii) the Premises is destroyed or materially damaged during the last twelve (12) months of the Lease Term and Landlord’s Architect determines (which determination shall be made and forwarded to Tenant promptly after such Casualty) that such damage will require more than sixty (60) days to repair, or (iii) the Premises are not actually repaired by Landlord to a substantially similar condition as existed prior to such Casualty within 380 days following such Casualty and the Casualty materially adversely impacts Tenant’s use of a material portion of the Premises. If Tenant elects to terminate this Lease following a Casualty pursuant to this Section 7.3, Tenant shall give Landlord written notice of its election to terminate within thirty (30) days after receipt of

Landlord’s Architect’s determination (or within 30 days of the applicable restoration period should Landlord fail to complete repairs during such period), and this Lease shall terminate as of the date of such notice of election to terminate.

Section 7.4 Effect of Termination. If this Lease is terminated following a Casualty pursuant to Section 7.2 or Section 7.3, Landlord shall, subject to the rights of its lenders, be entitled to receive and retain all the insurance proceeds resulting from or attributable to such Casualty, except that any insurance proceeds payable under policies obtained by Tenant which specifically insure Tenant’s personal property or removable Alterations or any other improvements that Tenant was entitled to remove at the end of the Term shall be paid to Tenant. If neither Landlord nor Tenant elect to terminate this Lease in accordance with the terms and conditions set forth herein, this Lease will continue in full force and effect, and Landlord shall, as soon as reasonably practicable following notice of the Casualty and receipt of the amounts set forth in clause (i) of Section 7.2, commence the process of obtaining necessary permits and approvals for the repair of the Premises, and shall commence such repair and prosecute the same diligently to completion as soon thereafter as is practicable.

Section 7.5 Scope of Obligation to Repair. Landlord’s obligation, should it elect or be obligated to repair the Premises following a Casualty, shall be limited to the Premises insured by Tenant under this Lease. The reasonable determination in good faith by Landlord’s Architect of or relating to the estimated time period required for repair or the interference with or suitability of the Premises for Tenant’s use or occupancy shall be conclusively presumed correct for purposes of this Article Seven.

Section 7.6 Temporary Reduction of Rent. If the Premises is destroyed or damaged and Landlord or Tenant repairs or restores the Premises pursuant to the provisions of this Article Seven, all Rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree to which Tenant’s use of the Premises is impaired until the Premises are again ready for Tenant’s business operations; provided, however, that the foregoing Rent abatement shall apply only to the extent of proceeds received by Landlord from rental loss or rental interruption insurance unless the Casualty is caused by Landlord’s negligence or Landlord is in violation of Landlord’s obligations to repair or restore the Premises following the Casualty.

Section 7.7 Waiver. Tenant waives the protection of any statute, code or judicial decision which grants a Tenant the right to terminate a lease in the event of the substantial or total destruction of the leased Premises. Tenant agrees that the provisions of this Article Seven shall govern the rights and obligations of Landlord and Tenant in the event of any damage or destruction to the Premises by a Casualty.

ARTICLE EIGHT: CONDEMNATION

If all or a material portion of the Premises is taken by any lawful authority by exercise of the right of eminent domain (including any portion of the Premises which substantially interferes with Tenant’s ingress to or egress from the Premises) and cannot be restored so as not to materially interfere with Tenant’s use of the Premises, or sold under threat of a taking, either Tenant or Landlord may terminate this Lease effective as of the earlier of (i) the date possession is required to be surrendered to the authority, or (ii) the date actual possession is delivered to the authority. In addition, in the event (i) title to a portion of the Premises is taken or sold under threat of a taking and (ii) Landlord elects to restore the Premises in such a way as to alter the Premises materially or in such a way as to materially interfere with Tenant’s use of the Premises, Tenant may terminate this Lease, by written notice to Landlord, effective on the date of vesting of title. If Tenant has not elected to terminate this Lease as provided above, then Landlord shall promptly, after receipt of the condemnation award, proceed to restore the Premises to substantially its condition prior to the taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, or access or reasonable use of which, Tenant is deprived on account of the taking and restoration. In the event of a taking, Landlord shall be entitled to the entire amount of any award for Landlord’s interest in the Premises. Notwithstanding the foregoing sentence, Tenant may assert a claim against the taking authority, but not against Landlord, for the taking of Tenant’s leasehold interest, options, personal property, fixtures and any other rights of property of Tenant, or for relocation or business interruption expenses recoverable from the taking authority.

ARTICLE NINE: ASSIGNMENT AND SUBLETTING

Section 9.1 Landlord’s Consent Required. No portion of the Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant (collectively, a “Transfer”), without Landlord’s prior written consent (except as provided in Section 9.2 below), which consent shall not be unreasonably withheld, conditioned or delayed, as described in Section 9.4 below.

Section 9.2 Tenant Affiliate. Tenant may effect a Transfer, without Landlord’s consent, to any entity which controls, is controlled by or is under common control with Tenant, or to any entity resulting from the merger of or consolidation with Tenant or acquiring all or substantially all of the assets of Tenant, or to any entity in which Tenant or its parent or affiliate maintains at least a 25% ownership interest (“Tenant’s Affiliate”).

Section 9.3 No Release of Tenant. No Transfer permitted by this Article Nine, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article Nine. Consent to one Transfer is not a consent to any subsequent Transfer.

Section 9.4 Landlord’s Consent. Tenant’s request for consent to any Transfer described in Section 9.1 shall set forth in writing the details of the proposed Transfer including the name, business of the prospective transferee, the prospective transferee’s financial statements and the basic leasing details of the proposed Transfer (e.g., the term of and the rent and security deposit). Landlord shall have the right to withhold consent, if reasonable, or to grant consent, within ten (10) days after receipt of such request (failing which, Landlord’s consent shall be deemed to have been given). If Landlord does not consent, Landlord shall provide detailed reasons for its disapproval. The parties hereby agree that the only reasonable reasons under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer are where one or more of the following apply: (i) the transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Premises; or (ii) the transferee intends to use the subject space for purposes which are not permitted under this Lease or (iii) the transferee, in Landlord’s reasonable judgment, does not have sufficient financial resources to discharge its obligations under the Lease on an ongoing basis.

Section 9.5 Permitted Occupants. Provided Tenant complies with the Permitted Occupant Conditions (as defined below), then, notwithstanding anything to the contrary set forth in this Lease, Tenant shall have the right to allow employees of one or more entities with whom Tenant has a business relationship (“Tenant Venturers”) to use designated portions of the Premises without execution and approval by Landlord of a separate sublease for such use. The “Permitted Occupant Conditions” shall mean all of the following: (a) the permitted occupants shall only be employees of a Tenant Venturer, (b) such occupants shall use, in the aggregate at any one time, no more than 5,000 square feet of the Premises, (c) such use shall be on a temporary basis, and, in any event, no such occupant shall have the right to use the Premises for more than six (6) consecutive months, (d) Tenant shall provide Landlord with prior written notice of the intended presence on the Premises of any such occupants, (e) the Tenant Venturer employing such permitted occupants shall provide Landlord with satisfactory evidence of insurance covering the activities of their respective employees within the Premises, and (f) such right to use the Premises shall at all times be subordinate to the Lease.

ARTICLE TEN: DEFAULTS; REMEDIES

Section 10.1 Tenant Defaults. Tenant shall be in material default (“Default”) under this Lease:

(a) If Tenant fails to pay rent or any other charge within five (5) business days after the date due and such failure continues for five (5) business days after written notice of such failure; or

(b) If Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion; or

(c) If a “Default” occurs and is continuing under Section 10.1 of any of the other leases between Landlord and Tenant entered into concurrently with this Lease for adjacent premises located at 17572, 17622 and 17632 Armstrong Avenue, Irvine, California (the “Other Leases”), unless Landlord hereunder is not at that time the landlord of the Other Lease under which the Default occurred.

Section 10.2 Remedies. During the continuance of a Default by Tenant as described in Section 10.1, Landlord may, at any time thereafter, upon statutory notice to Tenant:

1. Terminate Tenant’s right to possession of the Premises. No act by Landlord other than giving notice of termination to Tenant pursuant to this Section 10.2.1. or the other termination rights granted by Landlord hereunder shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord has the right to recover from Tenant:

(a) The worth, at the time of the award, of the unpaid rent that had been earned at the time of termination of this Lease;

(b) The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided;

(c) The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and

(d) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s Default.

“The worth, at the time of the award,” as used in subsections a, b and c, above, is to be computed by utilizing a discount rate of ten percent (10%) per annum and calculating the present value of the applicable rent to be paid over the applicable period.

2. Utilize the remedy described in California Civil Code section 1951.4 (which says landlord may continue the lease in effect after a tenant’s breach and abandonment and recover rent as it becomes due, if tenant has the right to sublet or assign subject to reasonable limitations). If an abandonment of the Premises by Tenant occurs or if Landlord elects to reenter as provided above or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided above, Landlord may from time to time, without terminating this Lease, either recover all rent as it becomes due or relet the Premises or any part thereof for the Term on terms and conditions as Landlord in its commercially reasonable discretion may deem advisable. If Landlord elects to so relet, then rentals received by Landlord from that reletting shall be applied: first, to the payment of any indebtedness other than rent due under this Lease from Tenant to Landlord; second, to the payment of any reasonable cost of such reletting; third, to the payment of the reasonable cost of any alterations and repairs to the Premises that are Tenant’s obligation under this Lease; fourth, to the payment of rent due and unpaid under this Lease; and the residue, if any, shall be held by Landlord and applied to payment of future rent as the same may become due and payable under this Lease. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of rent under this Lease, be less than the rent payable during that month by Tenant under this Lease, then Tenant shall pay such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency shall be calculated and paid monthly.

3. Landlord may, during the continuance of a Default by Tenant, cure the Default at Tenant’s cost provided Tenant is given notice and time to cure the Default and Landlord provides an additional notice that Landlord intends to cure Tenant’s Default under this Section 10.2(3). If Landlord cures Tenant’s Default after such notice by paying any sum or doing any act that was Tenant’s obligation under this Lease, the amount paid by Landlord (or the reasonable cost incurred by Landlord in performing the act) shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the rate of ten percent (10%) per annum from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be Additional Rent.

Section 10.3 Cumulative Remedies; Mitigation. Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy. Landlord shall use commercially reasonable efforts to mitigate damages in the event of a Default by Tenant under this Lease. In no event shall Landlord or Landlord Parties or Tenant or Tenant Parties be liable to the other for any consequential, punitive or other so-called “special” damages under this Lease.

Section 10.4 Landlord’s Defaults.

(a) General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if (i) in the event a failure by Landlord is with respect to the payment of money, Landlord fails to pay such unpaid amounts within five (5) business days of written notice from Tenant that the same was not paid when due; or (ii) in the event a failure by Landlord is other than (i) above, Landlord fails to perform such obligation within a reasonable time period with the expenditure of diligent efforts, but in no event more than thirty (30) days after the receipt of written notice from Tenant specifying Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if Landlord commences such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may exercise any of its rights provided in this Lease or at law or in equity. Any notice provided by Tenant pursuant to this Section 10.4(a) shall not be effective unless it is substantially concurrently delivered to the last known address of Landlord’s Lender (provided that the name and notice address of Landlord’s Lender were previously provided to Tenant). In no event shall Tenant be entitled to terminate this Lease as a result of a default of Landlord unless the default materially and adversely impacts Tenant’s ability to use a material portion of the Premises for its business operations and Tenant has first given written notice of intent to terminate to Landlord’s Lender (provided that the name and notice address of Landlord’s Lender were previously provided to Tenant) offering such Lender an additional 30 days beyond the notice and cure period granted to Landlord under this Lease, if any, in which to cure Landlord’s default.

(b) Abatement of Rent. In the event that Tenant is prevented from using the Premises or any material portion thereof (meaning that Tenant is unable to use that portion of the Premises in the normal course of its business) as a result of (i) any repair, maintenance or alteration negligently performed by Landlord, or which Landlord failed to perform, as required by this Lease; or (ii) the presence of, or cleanup or remediation activities in connection with, Hazardous Materials brought on the Premises by Landlord or a Landlord Party; or (iii) cessation of utilities or services caused by Landlord’s negligence or willful misconduct (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord written notice of such Abatement Event, and if such Abatement Event continues for two (2) consecutive business days after such notice, or occurs for ten (10) non-consecutive business days in a twelve (12) month period (in either of such events, the “Eligibility Period”), then the Base Rent and Additional Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using the Premises, or a portion thereof, in the proportion that the floor area of the portion of the Premises that Tenant is prevented from using (“Unusable Area”), bears to the total floor area of the Premises. If Landlord has not cured such Abatement Event within one hundred eighty (180) days after receipt of written notice from Tenant, Tenant shall have the right to terminate this Lease during the first ten (10) business days of each calendar month following the end of such 180-day period until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of thirty (30) days’ notice to Landlord and Landlord’s Lender (provided such Lender’s name and notice address were previously provided to Tenant) (the “Abatement Event Termination Notice”) during such ten (10) business-day period, and shall be effective as of a date set forth in the Abatement Event Termination Notice (the “Abatement Event Termination Date”), which Abatement Event Termination Date shall not be less than thirty (30) days, and not more than one (1) year, following the delivery of the Abatement Event Termination Notice. Tenant’s Abatement Event Termination Notice shall be null and void (but only in connection with the first notice sent by Tenant with respect to each separate Abatement Event) if Landlord or Landlord’s Lender(s) cures such Abatement Event within such thirty (30) day period following receipt of the Abatement Event Termination Notice.

ARTICLE ELEVEN: LENDERS

Section 11.1 Subordination, Non-Disturbance and Attornment. Landlord shall deliver to Tenant concurrently with the closing under the Purchase Agreement fully executed commercially reasonable non-disturbance agreement(s) (“SNDA’s”) in favor of Tenant from all existing ground lessors, mortgage holders or lien holders of Landlord, including Landlord’s Lender (and such delivery shall be a condition precedent to Tenant’s obligation to commence payment of rent under this Lease; provided, however, that once the SNDA’s are delivered, rent, payable retroactively from the Commencement Date, shall be paid immediately), and, thereafter, Landlord shall deliver SNDA’s from all such parties who later come into existence with respect to the Premises or any portion thereof at any time prior to the expiration of the Term. Such commercially reasonable SNDA’s shall not modify the provisions of this Lease, shall include the obligation of any such ground lessor, mortgage holder, lien holder or successor landlord, upon taking title to the Premises, and so long as a Default by Tenant is not continuing, to not disturb Tenant’s right of possession of the Premises in accordance with the Lease, to recognize and accept all of Tenant’s rights under the Lease, including the right to offset certain amounts against Rent due hereunder, and to assume all of Landlord’s continuing obligations under this Lease as set forth herein. Subject to Tenant’s receipt of the SNDA’s described above, this Lease shall be subject and subordinate to all present and future ground or underlying leases of the Premises and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Premises or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Subject to Tenant’s receipt of the SNDA’s described above, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease. Subject to Tenant’s receipt of the SNDA’s described herein, Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

Section 11.2 Estoppel Certificates. Within ten (10) business days following a request in writing by Landlord or Tenant, Tenant or Landlord, as the case may be, shall execute, acknowledge and deliver to the requesting party (the “Requesting Party”) an estoppel certificate in such commercially reasonable form as may be required by the Requesting Party, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information regarding the status of the Lease reasonably requested by the Requesting Party. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Premises or by any assignee, sublessee or leasehold mortgagee, as the case may be. Landlord or Tenant, as the case may be, shall execute and deliver whatever other instruments may be reasonably required for such purposes.

ARTICLE TWELVE: LEGAL COSTS

In the event of any arbitration or suit under this Lease, reasonable attorneys’ fees and costs shall be awarded by a court or arbitrator to the prevailing party (as determined by the trier of fact) and are to be included in any judgment or award. In addition, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in enforcing any judgment arising from a suit or arbitration under this Lease including but not limited to post judgment motions, contempt proceedings, garnishment, levy and debtor and third party examinations, discovery and bankruptcy litigation, without regard to schedule or rule of court purporting to restrict such award. This post judgment or award of attorneys’ fees and costs provision shall be severable from any other provisions of this Lease and shall survive any judgment/award on such suit or arbitration and is not to be deemed merged into the judgment/award or terminated with the Lease. For the purpose of this provision, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of legal counsel (including external counsel and, to the extent fulfilling functions of an attorney at law, excluding de minimis administrative activities of, in-house counsel) to the parties hereto, which include printing, photocopying, duplicating, mail, overnight mail, messenger, court filing fees, cost of discovery, fees billed for law clerks, paralegals, investigators and other persons not admitted to the bar but performing services under the supervision or direction of an attorney. For the purpose of determining in-house counsel fees, the same shall be considered as those fees normally applicable to a partner in a law firm with like experience in such field.

ARTICLE THIRTEEN: MISCELLANEOUS PROVISIONS

Section 13.1 Landlord’s Liability. Any Landlord who transfers in a bona fide transaction its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer and after receipt by Tenant of the written assumption of all of Landlord’s obligations under this Lease by the transferee; provided, however, that the foregoing shall not relieve a transferring Landlord of responsibility for defaults by such transferring Landlord existing prior to the date of such transfer. However, each Landlord shall deliver to its transferee all funds (including the Security Deposit) that Tenant previously paid to or deposited with Landlord if such funds have not yet been applied or returned under the term of this Lease. Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord’s interest in the Premises and the rents, profits, sale/financing proceeds and insurance proceeds therefrom, and in the assets of Landlord, but Landlord’s partners, shareholders, officers or other principals shall have no personal liability under this Lease.

Section 13.2 Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

Section 13.3 Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in the reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other.

Section 13.4 Incorporation of Prior Agreements. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

Section 13.5 Notices. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to the Premises and the address for notice set forth in Article One. Notices to Landlord shall be delivered to the address for notice set forth in Article One. All notices shall be effective upon delivery. Either party may change its notice address upon written notice to the other party.

Section 13.6 Waivers. All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord, Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

Section 13.7 Memorandum of Lease. Landlord shall deliver to Tenant concurrently with the execution of this Lease a properly executed and notarized memorandum of this Lease to be recorded against the Premises in the form attached hereto as Exhibit “C” (the “Memorandum of Lease”) (and such delivery shall be a condition precedent to Tenant’s obligation to commence payment of rent under this Lease; provided, however, that once the Memorandum of Lease is delivered, rent, payable retroactively from the Commencement Date, shall be paid immediately). Tenant shall pay any transfer costs or recording fees in connection therewith.

Section 13.8 Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the State of California, without regard to conflicts of law, shall govern this Lease. Each of the parties voluntarily submits to the jurisdiction of the courts of the State of California, and to exclusive venue in Orange County, California.

Section 13.9 Authority. Each person signing this Lease on behalf of Landlord and Tenant represents and warrants that he has full authority to do so and that this Lease binds the entity on whose behalf he or she is signing.

Section 13.10 Force Majeure. If Landlord or Tenant cannot perform any of its obligations due to events beyond such party’s control (other than the payment of money), the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond a party’s control include, but are not limited to, acts of God, war, civil commotion, terrorism, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, governmental regulation or restriction and weather conditions.

Section 13.11 Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. This Lease shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

Section 13.12 Survival. All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

Section 13.13 Duty To Act Reasonably. Except as specifically set forth in this Lease to the contrary, any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever the Lease grants Landlord or Tenant the right to take action or exercise discretion, or grants Tenant or Landlord the right to make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith.

Section 13.14 No Brokers. Landlord and Tenant each represent and warrant to the other that they have employed no broker and/or finder in connection with this Lease, or any other documents or matters relating to the Premises. In the event any claim, demand, or cause of action for brokerage and/or finder’s fees is asserted against a party to this Lease who did not request such services, the party through whom the broker or finder is making the claim shall protect, indemnify, defend and hold harmless the other party from and against any and all claims, demands and causes of action.

FOURTEEN: OTHER AGREEMENTS OF LANDLORD AND TENANT

Section 14.1 Signs. Tenant shall have the exclusive right to use, install and maintain exterior Building signs and/or monument signs at the Premises identifying its business provided such signs shall comply with all applicable local and state laws, rules, and regulations.

Section 14.2 Confidentiality Landlord acknowledges that the contents of this Lease and any related documents are confidential information. Landlord shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord’s partners, administrators, consultants, financial, legal, and space planning consultants or a prospective or current purchaser, mortgagee, or ground or underlying lessor of the Building or the Project, and except as required by applicable law or in connection with a dispute or litigation hereunder or as required by a subpoena. Any press releases or announcements made in connection with the contents of this Lease and/or any related documents shall be subject to the prior approval of Tenant.

Section 14.3 Telecommunication Equipment. At any time during the Lease term, Tenant may, upon notice to Landlord, install, at Tenant’s sole cost and expense,

telecommunication equipment upon the roof of the Building, without the payment of any additional charge, and Tenant shall have exclusive use of the roof of the Building. Tenant and Tenant’s service providers may use existing ducts and conduits as reasonably necessary to connect telephone and other communications services to the Premises, without any additional charge or fee. Tenant may also install, maintain, replace, remove or use, without any additional charge or fee therefor, any communications or computer wires and cables in or serving the Premises. Notwithstanding the foregoing, any damage resulting to the roof or any other portion of the Premises from Tenant’s or Tenant’s service providers’ installation of such telecommunication equipment shall be the sole responsibility of Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first written above.

“LANDLORD”

JS SJK L.P., a California limited liability company

By:

Its:

“TENANT”

ST. JOHN KNITS, INC.

By:

Its:

Exhibit “A”

Legal Description

[to be attached]

Exhibit B

Base Rent Increase Examples

Example 1

Monthly Base Rent in effect immediately prior to Rental Adjustment Date (“Comparison Base Rent”): $37,500

Index in effect on the date on which payment of the Comparison Base Rent began (the “Comparison Date”): 100

Index in effect at end of month in which Rental Adjustment Date occurs (normally, 30 months after the Comparison Date): 110

New Monthly Base Rent to be paid until next Rental Adjustment Date (ignoring floor or cap addressed below): $41,250 (110/100 * $37,500)

4% annual, cumulatively compounded, cap on monthly Base Rent increase (assuming a 30 month Rental Adjustment Period): $41,363.25. Cap does not apply.

2.5% annual, cumulatively compounded, floor on monthly Base Rent increase (assuming a 30 month Rental Adjustment Period): $39,887.88. Floor does not apply.

New Monthly Base Rent to be paid until next Rental Adjustment Date: $41,250.

Example 2

Monthly Base Rent in effect immediately prior to Rental Adjustment Date (“Comparison Base Rent”): $37,500

Index in effect on the date on which payment of the Comparison Base Rent began (the “Comparison Date”): 100

Index in effect at end of month in which Rental Adjustment Date occurs (normally, 30 months after the Comparison Date): 120

New Monthly Base Rent to be paid until next Rental Adjustment Date (ignoring floor or cap addressed below): $45,000 (120/100 * $37,500)

4% annual, cumulatively compounded, cap on monthly Base Rent increase (assuming a 30 month Rental Adjustment Period): $41,363.25. Cap now applies, so new Monthly Base Rent to be paid until next Rental Adjustment Date is capped at $41,363.25.

2.5% annual, cumulatively compounded, floor on monthly Base Rent increase (assuming a 30 month Rental Adjustment Period): $39,887.88. Floor does not apply.

New Monthly Base Rent to be paid until next Rental Adjustment Date: $41,363.25.

Example 3

Monthly Base Rent in effect immediately prior to Rental Adjustment Date (“Comparison Base Rent”): $37,500

Index in effect on the date on which payment of the Comparison Base Rent began (the “Comparison Date”): 100

Index in effect at end of month in which Rental Adjustment Date occurs (normally, 30 months after the Comparison Date): 105

New Monthly Base Rent to be paid until next Rental Adjustment Date (ignoring floor or cap addressed below): $39,375 (105/100 * $37,500)

4% annual, cumulatively compounded, cap on monthly Base Rent increase (assuming a 30 month Rental Adjustment Period): $41,363.25. Cap does not apply.

2.5% annual, cumulatively compounded, floor on monthly Base Rent increase (assuming a 30 month Rental Adjustment Period): $39,887.88. Floor now applies, so new Monthly Base Rent to be paid until next Rental Adjustment Date is $39,887.88.

New Monthly Base Rent to be paid until next Rental Adjustment Date: $39,887.88.

Exhibit C

Form of Memorandum of Lease

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO: Dean Dunn-Rankin, Esq. Hewitt & O’Neil LLP 19900 MacArthur Blvd, Suite 1050 Irvine, CA 92612
(SPACE ABOVE THIS LINE FOR RECORDER’S USE)

MEMORANDUM

THIS MEMORANDUM OF LEASE (this “Memorandum”), dated as of the                      day of                                     , 2004, is made by and between ST. JOHN KNITS, INC., a California corporation (“Tenant”) and JS SJK L.P., a California limited liability company (“Landlord”).

R E C I T A L S

A. Landlord is the fee simple title owner of that certain property commonly known as                                     , legally described on Exhibit A attached hereto and made a part hereof (the “Premises”).

B. Landlord and Tenant have entered into that certain Lease Agreement dated as of                                     , 2004 (the “Lease”), pursuant to which Landlord has agreed to lease to Tenant the Premises upon the terms and conditions set forth in the Lease.

C. Landlord and Tenant desire to set forth certain terms and provisions contained in the Lease in this Memorandum for recording purposes.

NOW, THEREFORE, for and in consideration of the rents reserved and the covenants and conditions set forth in the Lease, Landlord and Tenant do hereby covenant, promise and agree as follows:

1. Definitions. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed to them in the Lease.

2. Grant of Lease. Pursuant to the Lease and this Memorandum, Landlord demises and leases to Tenant and Tenant leases from Landlord the Premises upon the terms and conditions set forth in the Lease.

3. Commencement Date. The Term of the Lease shall commence on the date specified in the Lease.

4. Expiration Date. The Term of the Lease shall expire, unless sooner terminated or unless extended or renewed as provided therein, at the end of the first full month occurring one hundred eighty (180) months after the Commencement Date.

5. Rent. The Rent due and payable from Tenant to Landlord for the Term of the Lease and any extension term shall be determined and shall be payable pursuant to the terms and provisions of the Lease.

6. Options to Extend. Tenant has three (3) options to extend the Term of the Lease for consecutive terms of sixty (60) months each and one (1) additional option to extend the Term of the Lease for a term of fifty-nine (59) months, subject to and on the terms and conditions set forth in the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum as of the date first written above.

LANDLORD:	TENANT:
JS SJK L.P., a California limited liability company	St. John Knits, Inc.

By:	By:
Name:	Name:
Title:	Title:

STATE OF ____________	)
)
COUNTY OF __________	)

I, the undersigned, a notary public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that                                                                                                                        personally known to me to be the                                                                   of                                                                                                    a                                                       corporation, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and severally acknowledged that as such                             , signed and delivered the said instrument, pursuant to authority, given by the Board of Directors of said corporation as                          free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and official seal this                  day of                                          , 20     .

Notary Public

My commission expires:

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES